TRANSFER AGREEMENT


      Agreement made as of this 31st day of August, 2005 by and between FRMO Corp. a Delaware corporation, having an office at 320 Manville Road, Pleasantville, N. Y. 10570 ("FRMO") and Fromex Equity Corp., a Delaware corporation, having an office at 271 North Avenue, Room 520, New Rochelle, N. Y. 10801 ("Fromex').


                               W I T N E S S E T H

      WHEREAS:

            A. FRMO was the owner as of August 31, 2004 of an 8.42637% equity interest in Kinetics Advisers, LLC ("Kinetics") and is hereby transferring the same retroactive to, and effective as of, August 31, 2004, to Fromex in exchange for 3,600,000 shares of Fromex common stock, representing all of the issued and outstanding capital stock of Fromex;

            B. Fromex is hereby issuing 3,600,000 shares of its common stock effective as of August 31, 2004 in exchange for the 8.42637% equity interest in Kinetics together with all distributions made and to be made by Kinetics after August 31, 2004 on the said equity interest; and

            C. The parties hereto intend and expressly agree that the transfer of said equity interest by FRMO and receipt thereof by Fromex shall be, and it is, retroactive to August 31, 2004 and effective as of that date for all purposes;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

      1. Transfer. FRMO does hereby transfer to Fromex, and Fromex does hereby accept from FRMO, the 8.42637% equity interest owned by FRMO in Kinetics, said transfer to be retroactive to, and effective as of, August 31, 2004 for all purposes, including without limitation the right to receive any and all distributions which Kinetics has made on said equity interest since August 31, 2004 or will make thereon in the future. In exchange therefor Fromex does hereby issue to FRMO 3,600,000 shares of Fromex common stock, as of August 31, 2004.

      2. FRMO's Representations. FRMO represents, warrants and agrees with Fromex, as follows:

            (a) As of August 31, 2004 FRMO was the owner free and clear of any liens or encumbrances of an 8.42637% equity interest as a member of Kinetics and has the right to transfer the same herewith to Fromex retroactive to, and effective as of, August 31, 2004 with all the incidences of ownership and entitlements that have accrued or will accrue to said equity interest from and after September 1, 2004.

                                                                    Exhibit 9.01

            (b) FRMO will cause Kinetics to confirm to Fromex that by reason of this transfer, Fromex will be treated for all purposes as the owner of the 8.42637% interest in Kinetics with entitlement to all the distributions made and to be made on said equity interest from and after September 1, 2004.

      3. Fromex's Representations. Fromex represents, warrants and agrees with FRMO as follows.

            (a) Fromex accepts retroactive to, and effective as of, August 31, 2004, the ownership of an 8.42637% interest in Kinetics by way of transfer from FRMO and agrees that all incidences of ownership and entitlements that have accrued or will accrue to said equity interest from and after September 1, 2004 shall belong to Fromex for all purposes.

            (b) Fromex has an authorized capital consisting of 5,000,000 shares of common stock, par value twenty cents ($0.01) per share, of which 3,600.000 shares issued to FRMO herewith are outstanding and are fully paid and nonassessable shares of common stock of Fromex.

      4. Miscellaneous.

            (a) The parties hereto have agreed to binding arbitration in New York, N. Y. with respect to any and all disputes relating to or arising under this Agreement pursuant to the commercial rules then existing of the American Arbitration Association.

            (b) The parties agree to execute and any all such other and further instruments and documents, and to take any and all such further actions which are reasonably required in good faith to effectuate this Agreement and the intents and purposes hereof.

            (e) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement and all documents and instruments referred to herein are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                           FRMO CORP.


                                           By /s/ Murray Stahl
                                              --------------------------
                                              Murray Stahl, CEO


                                           FROMEX EQUITY CORP.

                                           By /s/ Steven Bregman
                                              --------------------------
                                              Steven Bregman, President